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                                 EXHIBIT 23.2

                   [GRAY CARY WARE & FREIDENRICH LETTERHEAD]

December 6, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Aastrom Biosciences, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

As counsel to Aastrom Biosciences, Inc., a Michigan corporation (the Company"), in connection with the proposed offer and sale of those certain shares of the Company's Common Stock, $0 par value, as set forth in the Registration Statement on Form S-3 (the "Registration Statement"), we hereby consent to the use of our name under the caption "Legal Matters" in the Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Such consent does not constitute a consent under
Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gray Cary Ware & Freidenrich LLP
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GRAY CARY WARE & FREIDENRICH LLP